May __, 2000

Board of Trustees
Allied Asset Advisors Funds
745 McClintock Drive
Suite 114
Burr Ridge, Illinois 60521

         Re: SUBSCRIPTION FOR SHARES OF THE DOW JONES ISLAMIC INDEX FUND (THE "FUND")

Dear Trustees:

         North American Islamic Trust offers to purchase from Allied Asset Advisors Funds, 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

         These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for investment by North American Islamic Trust.

                                               Sincerely,
                                               North American Islamic Trust

                                               By: _______________________

                                               Name: _____________________

                                               Title: ____________________

ACCEPTED AND AGREED to this ____ day of _________, 2000.

ALLIED ASSET ADVISORS FUNDS

By: ___________________

Name: _________________

Title: ________________